Exhibit 1

Carl C. Icahn Issues Open Letter to
Shareholders of Illumina, Inc.

Sunny Isles Beach, Florida, May 8, 2023 -- Today, Carl C. Icahn released the following open letter to the shareholders of Illumina, Inc. (NASDAQ: ILMN).

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SPOTLIGHT ON TEAM FRANCIS:

WHY DIDN’T THEY GET A FAIRNESS OPINION?

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Investor Contacts:

HKL & Co., LLC

Peter Harkins / Jordan Kovler

(212) 468-5390 / (212) 468-5384

pharkins@hklco.com / jkovler@hklco.com

CARL C. ICAHN

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

May 8, 2023

Dear Fellow Illumina Shareholders:

There are many red flags we can discern from the outside that we believe should have prompted Illumina’s directors (better known as “Team Francis”) to demand a fairness opinion from an independent financial expert to confirm that the company’s shareholders were not getting the short end of the stick in the GRAIL transaction due to the many conflicts and process irregularities surrounding that deal. We believe there are likely many more red flags that will be revealed if and when the members of Team Francis are forced to sit for depositions. With the benefit of hindsight, it is fairly obvious to all observers that the Illumina “negotiating” team was taken to the proverbial cleaners by those who were entrusted to safeguard the interests of GRAIL’s owners. We do not fault GRAIL’s owners or their professional advisors for profiting handsomely at the expense of their far less sophisticated counterparts at Illumina. We do, however, believe that the members of Team Francis owe the company’s shareholders (in addition to apologies, financial reparations and their tendered resignations) an explanation as to why exactly the following red flags did not prompt them to demand a fairness opinion for the benefit of the company’s shareholders (as GRAIL’s board did for the benefit of GRAIL’s owners).

•	Illumina’s financial advisor – Goldman Sachs – was embarrassingly conflicted, having served previously as one of the lead underwriters for GRAIL in its aborted IPO (which was pre-empted when Illumina, rumored to have been the only bidder, offered an insanely high amount to acquire GRAIL, which we understand dwarfed the valuation at which GRAIL was preparing to offer shares to the public). The fact that their own financial advisor obviously could not be trusted to provide unconflicted advice should in our opinion have prompted the members of Team Francis to demand a fairness opinion from a truly independent financial expert. In addition, the fact that the members of Team Francis knew at the time that their counterparts at GRAIL were obtaining a fairness opinion from Morgan Stanley for the benefit of GRAIL shareholders should in our view have further prompted them to demand the same protection for Illumina shareholders. Finally, the fact that Illumina was forced to take a charge of almost $4 billion to write down the value of GRAIL shortly after the closing occurred highlights the tremendous corporate waste that might have been averted had the members of Team Francis only had the courage to demand a fairness opinion from a financial advisor that was not tainted with disqualifying conflicts.

•	Team Francis is severely lacking in financial expertise. The company likes to tout the impressive qualifications of the members of Team Francis. And those qualifications are indeed impressive – we respect greatly the accomplishments of Nobel Prize winners, Apple Fellows, scientists and medical doctors. However, the laudable achievements of these individuals do not necessarily render them experts in corporate governance or corporate
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finance. In fact, it is quite the opposite, based on the mess they’ve made of Illumina. Illumina also likes to tout the “diversity” of Team Francis. However, we note that Team Francis is severely lacking in cognitive diversity, being comprised mainly of handpicked acolytes of CEO Francis deSouza. What Team Francis sorely needs is members with financial and legal expertise (and a bit of common sense) rather than individuals who are more interested in gallivanting around Davos and Sun Valley than in ensuring that the interests of shareholders are safeguarded. We believe the obvious lack of financial and legal expertise on Team Francis should have led the directors – if their arrogance and egos did not cloud their judgment – to demand a fairness opinion from a truly independent financial expert.

•	GRAIL’s selling shareholders included some of the wealthiest and most financially sophisticated individuals on the planet (Bill Gates and Jeff Bezos). We do not fault them one bit for profiting handsomely at the expense of Illumina’s shareholders due to the huge intelligence imbalance between them and the “geniuses” on Team Francis who approved the deal. However, the fact that they were so obviously outgunned and outclassed by the people sitting opposite them at the negotiating table, coupled with the fact that they had neither credible financial expertise of their own nor any independent outside financial advice to rely on, should in our view have prompted Team Francis to demand a fairness opinion from a truly independent financial expert.

•	How – in the absence of a fairness opinion – did the members of Team Francis satisfy themselves that the special relationship between Illumina Chairman John Thompson and a billionaire selling stockholder of GRAIL did not taint the transaction process to the detriment of Illumina shareholders? Current Illumina Chairman John Thompson was appointed Chair of Illumina in May 2021 after having served on the company’s board of directors since 2017. He has also served on the board of directors, including as Chairman, of Microsoft since 2012. During that time, Thompson overlapped with Bill Gates, who later turned out to be a large individual investor in GRAIL. When Illumina decided to pay an obscene $10 billion to purchase GRAIL, Bill Gates and the other GRAIL owners were the recipients of a massive profit windfall. John Thompson was also accused publicly of failing to disclose certain information regarding Gates’ alleged conduct to the full Microsoft board of directors. This action led proxy advisory firm, Glass Lewis, to recommend that Microsoft shareholders take the drastic action of removing John Thompson from Microsoft’s board of directors in 2021. In addition, Thompson was also accused publicly of pushing a female member off the board of directors of Microsoft in retaliation for her angering Gates and advocating for women’s rights and equal compensation. Given the nature of the relationship between John Thompson and Bill Gates, the windfall that Gates was to receive in the GRAIL transaction and the potential divided loyalties of Chairman John Thompson, we believe Team Francis should have demanded a fairness opinion from a truly independent financial expert. Furthermore, given the above conflicts of interest, his past M&A failures, his failure to hold deSouza accountable for the GRAIL fiasco, and his decision to reward his buddy’s $50 billion of value destruction with an 87% increase in CEO compensation to $27 million – not to mention his penchant for duck hunting while his troops are stuck at the office to do
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the heavy lifting – we believe it is a “no-brainer” that Thompson be removed immediately from Illumina’s board of directors.

•	How – in the absence of a fairness opinion – did the members of Team Francis satisfy themselves that the special relationship between Illumina Chairman John Thompson and Illumina CEO Francis deSouza did not taint the transaction process to the detriment of Illumina shareholders? Illumina CEO Francis deSouza likely first met Chairman John Thompson when Thompson’s Symantec acquired deSouza’s IMLogic in 2006, netting deSouza $10 million. The two overlapped at Symantec until John Thompson stepped down as CEO in 2009 and later as Chairman in 2011. Francis deSouza was first hired at Illumina in 2013 and was eventually promoted to CEO in March 2016. Shortly after deSouza was named CEO of Illumina, John Thompson joined the board of directors of Illumina (comically, Team Francis to this day claims this was a mere coincidence resulting from “a thorough independent search process” rather than an inside job arranged by deSouza). Given the longstanding special relationship between deSouza and Thompson, which calls into question the ability of the Chairman to hold the CEO accountable for his successes and failures (i.e., discharge his primary duty as a director), we believe Team Francis should have demanded a fairness opinion from a truly independent financial expert to confirm that the GRAIL deal deSouza has promoted as his “moral obligation” was truly in the best interests of Illumina’s shareholders.

•	The various internecine relationships between Illumina and GRAIL should in our opinion have prompted Team Francis to subject the GRAIL acquisition to heightened scrutiny as a “related party transaction”. Four of the ten board members of GRAIL had prior affiliations with Illumina, including two who had served on the board of directors of Illumina (including one who was Chairman) and two who had served as executives, including the Chief Medical Officer and Chief Technology Officer. In June 2020, only three months before the acquisition of GRAIL was announced, current CEO Francis deSouza hired GRAIL’s Co-Founder & Chief Scientific Officer to be the Chief Technology Officer of Illumina. It took a grand total of three months post-closing for this new Chief Technology Officer to sell approximately $5 million of newly received Illumina stock. Given these various internecine relationships, we believe Team Francis should have demanded a fairness opinion from an independent financial expert to confirm that the GRAIL deal was truly in the best interests of Illumina’s shareholders.

Notwithstanding all of these highly suspect red flags, the members of Team Francis elected voluntarily NOT to obtain a fairness opinion from Goldman Sachs – or a truly independent financial expert – for the benefit of Illumina shareholders (even though they knew that their counterparts at GRAIL were obtaining a fairness opinion from Morgan Stanley for the benefit of GRAIL shareholders). Or perhaps Team Francis DID seek to obtain a fairness opinion and could not find one credible expert that was willing to risk their malpractice insurance policy by stating that this atrociously one-sided deal was fair to Illumina’s shareholders. We cannot know from the outside unless and until the members of Team Francis are forced to sit for depositions. What we do know is that the members of Team Francis and Illumina’s management team collectively own only 0.10% of the company and a highly suspect deal like this would never have been rubber stamped if there were shareholder representatives on the inside.

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Without a fairness opinion from an independent financial advisor, how could this group of financially unsophisticated directors, with virtually no skin in the game, ever have come to the conclusion that this highly conflicted transaction was fair to Illumina’s shareholders? We believe it is impossible, in the absence of a fairness opinion, that the members of Team Francis could possibly have fully discharged their fiduciary duties in approving the GRAIL deal. The conflicts and process failures outlined above, if not bad enough, were compounded exponentially when Team Francis elected to close the GRAIL deal over the objections of antitrust regulators. That inexplicable decision alone was responsible for shaving a cool $50 billion off of the company’s market valuation. And the sins of the past continue to burden Illumina today, like the proverbial albatross, as the members of Team Francis obstinately refuse to end their quixotic quest to own GRAIL. The incumbent directors’ self-professed “moral obligation” to continue their futile pursuit of GRAIL at all costs has already cost the shareholders dearly (in the form of enormous legal expenses literally wasted to prosecute one useless appeal after another, as well as ruined relationships with customers and regulators, the cost of which is likely so great that it cannot be quantified) and there is no end in sight (with fines of half a billion dollars likely when the final appeal is lost, a huge tax liability likely when Illumina is forced to divest GRAIL, and the continuing obligation for Illumina to fund GRAIL’s operating losses – including ~$800 million in 2023 alone – without receiving the benefit of any synergies whatsoever). For all these reasons and more, we believe the immediate defenestration of Team Francis (metaphorically speaking, of course) is warranted. We are encouraged by the support that shareholders have shown thus far for our three highly qualified director nominees and we look forward to speaking with more of you over the coming weeks.

Sincerely yours, Carl C. Icahn

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Additional Information and Where to Find It;

Participants in the Solicitation and Notice to Investors

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF ILLUMINA, INC. (“ILLUMINA”) FOR USE AT ITS 2023 ANNUAL MEETING OF SHAREHOLDERS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAS BEEN MAILED TO SHAREHOLDERS OF ILLUMINA AND ARE ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2023. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN ILLUMINA.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS COMMUNICATION:

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A RECOMMENDATION, AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES.

THIS COMMUNICATION CONTAINS OUR CURRENT VIEWS ON THE VALUE OF ILLUMINA SECURITIES AND CERTAIN ACTIONS THAT ILLUMINA’S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. ILLUMINA’S PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS COMMUNICATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING ILLUMINA WITHOUT UPDATING THIS COMMUNICATION OR

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PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in Illumina’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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